EXHIBIT 10.75

Date of Agreement: 13 August 2007

Name of Parties:

Party “A”: Li Jing	Party “B”: Trio-Tech (Chongqing) Co., Ltd.

Address of Property:	Trio-Tech (Chongqing) Co., Ltd. 26-4/5, Future International Building No. 6 North Jianxin Road 1st Road Jiangbei District, Chongqing People's Republic of China 400020

Agreement between Landlord Li Jing “A” and Tenant Trio-Tech CQ “B”

The two agreements are for the rental of units 26-4 and 26-5

1. A agrees to rent out 2 units in Future International Building to B.

Unit 26-4	101.33 sqm	@ RMB 4863 p/m	Deposit RMB 9726
Unit 26-5	93.13 sqm	@ RMB 4614 p/m	Deposit RMB 9228

2. Purpose of Usage – Office

3. Rental Period: August 15, 2007 to September 30, 2010

4. Payment Method:

    Rent will be paid every 3 months (quarterly)
    Rental rate: RMB 4,863 per month
    Deposit: RMB 9,726

5. Utility Charges – Party B is responsible for all utility charges.

6. Renovation / Modification of Building

A will guarantee safety and B is responsible for maintenance of the building. B is allowed to remove the walls, but will have to reinstate them at its own expenses when the units are returned to A.

7. Subletting – B is allowed to sublet the premises, but approval must be obtained from A. Terms and conditions between B and sub-lessee will follow the main contract (this contract). The subletting period should not be longer than the period tenanted under the main contract.

8. Changes/ Termination Clauses

Apart from normal circumstances, the contract can be terminated if:

i) Special reasons from either A or B which both parties have mutually agreed upon;

ii) Breach by B which cannot be rectified / corrected by A within 15 days after the breach;

iii) Unforeseen circumstances which damage the units;

iv) Intervention by changes in government regulations.

9. B’s Responsibilities

A reserves the right to terminate the agreement and take back the units and B is liable to compensate A:

i) If B did not seek A’s approval in writing to sublet to other parties;

ii) If B did not seek A’s approval in writing and changed the structure of the building, causing damages, and did not manage to reinstate the building to its original state;

iii) If B changed the usage of the rented units / misused the units or engaged in illegal activities;

i) If there is a delay in rental payments by more than half a month.

During the tenancy period, if B stops renting the unit without obtaining consent from A, B will have to compensate A double the rental rates. If the compensation does not cover A’s losses, B will have to compensate further.

10. A’s Responsibilities

A is responsible for handing over the premises to B at the appointed time and date, as agreed. A will compensate B based on 0.3% if there is late delivery of the premises. If this continues after 7 days, A will have to further compensate to B if the compensation is insufficient to cover B’s losses.

The same conditions as listed under Clause 9.1 will apply to A if A breaches the contract.

A commits that it is the legal owner of the premises and promises that there will not be any disputes over the ownership. If there are disputes over the ownership of the rented units, A will have to compensate B’s losses/ damages if there should be any.

11. Other Terms & Conditions

11.1 The terms and conditions listed hereby shall form all and part of the agreement between A & B.

11.2 Both parties A & B, upon signing this agreement, agree that both have responsibilities to adhere to the terms hereby listed in the agreement. In the event that either party breaches any terms, the breaching party will have to compensate according to the agreement.

11.3 In the event of disputes, any dispute will be settled according to the local governing laws.

11.4 This agreement is binding upon both parties A & B upon signing the agreement. Each shall keep one copy of the agreement.